[Knoll Logo]
     Water Street
     East Greenville, PA 18041
     Tel 215 679-7991

     Press Release

Knoll, Inc. Reports Double Digit Growth for the Second Quarter of 2005

EAST GREENVILLE, PA, July 26, 2005 -- Knoll, Inc., (NYSE: KNL) today announced results for the second quarter ended June 30, 2005. Net sales were $197.7 million for the quarter, an increase of 10.6% from second quarter 2004. Operating income was $24.1 million, an increase of 33.9% from the second quarter 2004, while net income was $11.4 million, an increase of 29.5% over 2004, or $0.22 per share compared to $0.18 per share in the prior year.

Andrew Cogan, Chief Executive Officer, stated, "Our second quarter results speak to the unique power of our brand and continue to demonstrate our ability to execute and deliver superior results across a broad spectrum of metrics. We have been able to deliver above industry growth, improve our industry leading operating margins and reduce our debt, while simultaneously investing in new products and other initiatives to drive Knoll forward."

"These results combined with our four Best of NeoCon awards, the OFDA Choice award for product lines and the Russel Wright award for The Marketing of Modernism that we received in June, all demonstrate that we are actively building on our design roots for the benefit of our customers, shareholders and associates. I want to thank and congratulate our associates and dealers on their performance this quarter. We are clearly excited about the momentum in our business as we move into the second half of the year."

2005 Financial Results

Second quarter 2005 financial results highlights follow:

Dollars in Millions Except Per Share Data    Three Months Ended
                                             ------------------    Percent
                                             6/30/05    6/30/04    Change
                                             -------    -------    -------

Net Sales                                    $ 197.7    $ 178.8    10.6  %
Gross Margin                                    68.2       62.2     9.6  %
Operating Expenses                              44.1       44.2    (0.2) %
Operating Income                                24.1       18.0    33.9  %
Net Income                                      11.4        8.8    29.5  %
Earnings Per Share - Diluted                     .22        .18    22.2  %
Backlog                                        131.2      116.2    12.9  %

The Company's net sales for the quarter were $197.7 million, reflecting year-over-year growth of 10.6%. Approximately $3.7 million is attributable to additional revenues realized from price increases with the remaining increase due to higher volume as the Company's growth initiatives take hold and industry growth continues. Backlog of unfilled orders at June 30, 2005 increased $15.0 million or 12.9% versus the prior year.

Gross margin for the quarter was $68.2 million, an increase of $6.0 million or 9.6%, over the same period in 2004. As a percentage of sales, gross margin declined slightly to 34.5% from 34.8% in the same quarter of 2004 but grew sequentially from 32.4% in the first quarter 2005. The decrease from the second quarter of 2004 largely resulted from steel and fuel inflation. The sequential increase is due to better absorption of overhead on the higher volume coupled with the company's ability to partially offset steel and fuel inflation through improved pricing and a continued focus on global sourcing initiatives and continuous improvement efforts.

Operating expenses for the quarter totaled $44.1 million, or 22.3% of sales, compared to $44.2 million, or 24.7% of sales for second quarter of 2004.

Operating income for second quarter 2005 was $24.1 million, an increase of $6.1 million, or 33.9%, from operating income of $18.0 million for second quarter 2004. As a percentage of sales, operating income increased to 12.2% for second quarter 2005 from 10.1% for second quarter 2004.

Net income for second quarter 2005 was $11.4 million, or $0.22 per share, as compared to $8.8 million or $0.18 per share, for the same quarter in 2004. Second quarter 2005 effective tax rate benefited from the mix of pretax income and the varying effective tax rates in the countries in which we operate. Second quarter 2005 net income was negatively impacted by increased interest expense as a result of higher interest rates.

Cash flow from operations for the second quarter totaled $18.6 million, compared to $21.0 million for the same period last year. Over $19 million of debt was paid down in the quarter, $11 million from operations and $8 million from the proceeds received from the exercise of stock options in the quarter.

Barry McCabe, Knoll's CFO noted, "We are very pleased with the strengthening of our balance sheet. We have now paid down $37 million of debt this year and $70 million since we closed on our new bank facility in September 2004."

Third Quarter Outlook

Pursuant to the American Jobs Creation Act, the Company anticipates repatriating approximately $45 million of foreign earnings from its Canadian subsidiary. The Company expects to repatriate $20 million in the third quarter and $25 million in the fourth quarter. The anticipated repatriation will reduce the Company's inter-company balances and thereby reduce the exposure to Canadian exchange rate fluctuations as well as free-up cash for use in the United States. The Company estimates the negative tax impact of this transaction to approximate $3.6 million all which will be accrued in the third quarter.

The Company stated that it expects third quarter 2005 revenue to be in the $197
- $203 million range, an increase of 9% - 12% from the third quarter of 2004. Earnings per share estimates for the third quarter 2005 are between $0.22 and $0.24 before the aforementioned repatriation.

Conference Call Information

As announced on July 12, 2005, Knoll will host a conference call on Wednesday, July 27, 2005 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America     800 295-3991
International     617 614-3924
Passcode          39904044

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw components, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified on Knoll's Registration Statement on Form S-1 and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors:  Barry M. McCabe
            Senior Vice President and Chief Financial Officer
            Tel 215 679-1301
            bmccabe@knoll.com

Media:      David Bright
            Vice President, Communications
            Tel 212 343-4135
            dbright@knoll.com

                                   KNOLL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                     Three Months Ended     Six Months Ended
                                         June 30,                June 30,
                                 ----------------------- -----------------------

                                     2005        2004       2005        2004
                                 ----------- ----------- ----------- -----------
                                 (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                                 ----------- ----------- ----------- -----------

Sales                            $   197,726 $   178,821 $   376,855 $   332,145
Cost of sales                        129,539     116,647     250,579     222,910
                                 ----------- ----------- ----------- -----------

Gross profit                          68,187      62,174     126,276     109,235
Selling, general,
and administrative expenses           44,092      44,149      85,162      79,697
                                 ----------- ----------- ----------- -----------

Operating income                      24,095      18,025      41,114      29,538
Interest expense                       6,000       4,635      12,087       8,367
Other income, net                        338       1,329         852       2,747
                                 ----------- ----------- ----------- -----------

Income before income tax expense      18,433      14,719      29,879      23,918
Income tax expense                     7,065       5,920      11,660       9,893
                                 ----------- ----------- ----------- -----------

Net income                       $    11,368 $     8,799 $    18,219 $    14,025
                                 ----------- ----------- ----------- -----------

Earnings per share:
Basic                            $       .22 $       .19 $       .36 $       .30
Diluted                          $       .22 $       .18 $       .35 $       .29
Weighted-average
shares outstanding:
Basic                             50,673,087  46,300,508  50,283,034  46,302,036
Diluted                           52,374,156  47,966,190  52,141,719  48,118,485

                                   KNOLL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)


                                                    June 30,      December 31,
                                                      2005            2004
                                                 --------------  --------------
                                                  (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                        $       11,573  $        9,052
Customer receivables, net                                94,091          92,452
Inventories                                              55,017          49,586
Prepaid and other current assets                         26,348          22,126
                                                 --------------  --------------

Total current assets                                    187,029         173,216
Property, plant, and equipment, net                     144,945         150,992
Intangible assets, net                                  236,725         237,382
Other noncurrent assets                                   7,480           8,641
                                                 --------------  --------------

Total Assets                                     $      576,179  $      570,231
                                                 --------------  --------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt             $          100    $        108
Accounts payable                                         55,408          45,613
Other current liabilities                                54,454          61,983
                                                 --------------  --------------

Total current liabilities                               109,962         107,704
Long-term debt                                          355,695         392,750
Other noncurrent liabilities                             93,547          91,122
                                                 --------------  --------------

Total liabilities                                       559,204         591,576
                                                 --------------  --------------

Stockholders' equity (deficit)                           16,975         (21,345)
                                                 --------------  --------------

Total Liabilities and
Stockholders' Equity (Deficit)                   $       576,179 $      570,231
                                                 --------------- --------------

                                   KNOLL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)


                                                      Six Months Ended June 30,
                                                      -------------------------
                                                          2005          2004
                                                      ------------  -----------
                                                       (Unaudited)  (Unaudited)

Net income                                            $     18,219  $    14,025
                                                      ------------  -----------

Cash Flows provided by Operating Activities                 31,937       24,542

Cash Flows used in Investing Activities                     (5,061)      (3,376)

Cash Flows used in Financing Activities                    (23,353)     (19,402)

Effect of exchange rate changes
on cash and cash equivalents                                (1,002)          (9)
                                                      ------------  -----------

Increase in cash and cash equivalents                        2,521        1,755

Cash and cash equivalents at beginning of period             9,052       11,517

Cash and cash equivalents at end of period            $     11,573  $    13,272
                                                      ------------  -----------